Thor Announces Record Results for Fourth Quarter and Fiscal 2016

- Record fourth-quarter sales of $1.29 billion up 22.2%

- Net income from continuing operations for the quarter rose 20.1% to $82.8 million, or $1.57 per diluted share, compared to prior year

- Consolidated Recreational Vehicle (RV) backlogs more than doubled to $1.20 billion versus 2015 fourth quarter, with Jayco backlogs contributing 60.3% of the increase

- Outlook for future RV growth remains positive, with the addition of Jayco driving anticipated double-digit sales growth for fiscal 2017

ELKHART, Ind., Sept. 26, 2016 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record net income from continuing operations of $82.8 million, or $1.57 per diluted share, on record revenues of $1.29 billion for the fourth quarter ended July 31, 2016. Gross profit margins increased to 17.3% in the fourth quarter compared to 16.2% in the prior-year period, due primarily to improved volumes and favorable changes in product mix. Net income from continuing operations increased 20.1% on sales growth of 22.2% when compared with the fourth quarter of last year. Diluted earnings per share from continuing operations for the fiscal 2016 fourth quarter increased 19.8% from the previous year.

"The fourth quarter was the culmination of the strongest year in Thor's history, with solid revenue and earnings growth generated by the tremendous efforts of our entire team augmented by strong industry conditions," said Bob Martin, Thor President and CEO. "During the fourth quarter, we saw continued year-over-year industry growth in most product categories and were able to capitalize on opportunities to expand our production capacity and output to meet the growing demand for affordably priced travel trailers and motorhomes. Our products continue to hit the mark in terms of the expectations of our dealers and consumers."

Mr. Martin added, "Since the Jayco acquisition closed on June 30, the integration of Jayco into Thor has been very smooth for our employees, dealers and consumers. During the Jayco annual dealer meeting last month, I had the opportunity to talk directly with many of Jayco's dealers and I heard positive feedback on the acquisition and the dealers' vision of the future of Jayco as part of Thor. The success of Jayco is an integral part of our future growth plans and is a critical action item within our strategic plan. In addition to the positive impacts from the Jayco acquisition, I see many positive signs for Thor and the RV industry, with opportunities for growth among a variety of consumer demographics, which should result in an expansion of our overall market. Just last week we had a phenomenal Dealer Open House, with record attendance, dealer optimism and a very positive reception to our new 2017 model year products, with innovative features and floorplans to appeal to consumers in a variety of age and income demographics."

Towable RVs:

  Towable RV sales were $961.1 million for the fourth quarter, up 19.8% from $802.2 million in the prior-year period, driven primarily by increasing sales of lower-priced travel trailers and the inclusion of one month of Jayco revenues.
  Towable RV income before tax was $108.7 million, up 26.8% from $85.7 million in the fourth quarter last year.  This increase was driven primarily by the increase in sales  and improved material costs.
  Towable RV backlog increased $431.1 million, or 141.8%, to $735.1 million, compared to $304.0 million at the end of fiscal 2015, reflecting the inclusion of Jayco's $223.4 million backlog as well as continued momentum in the sale of towable products.

Motorized RVs:

  Motorized RV sales were $292.7 million for the fourth quarter, up 35.3% from $216.4 million in the prior-year fourth quarter.  The increase in motorized RV sales was a result of continued strong growth in the more moderately priced gas Class A and Class C motorhomes, which are targeting new consumers entering the market, combined with the inclusion of one month of Jayco's motorized revenues.
  Motorized RV income before tax was $22.2 million, up 11.6% from $19.9 million last year, driven primarily by the growth in motorized sales, partially offset by some start-up costs for the new production facility in Bristol, Indiana.
  Motorized RV backlog increased $191.8 million, or 71.0%, to $461.8 million from $270.0 million a year earlier, reflecting the inclusion of Jayco's $122.5 million motorized backlog as well as strong, continued demand for smaller gas Class A and Class C motorhomes.

"With the growth to record sales and net income in fiscal 2016, we generated record cash from operating activities which we utilized in support of our strategic plan. In addition to the Jayco acquisition, we invested nearly $40 million in land and production building additions and improvements during fiscal 2016 to meet our capacity needs. This included facility additions and enhancements for Keystone, Heartland, Airstream, Thor Motor Coach, KZ, Dutchmen and Postle Aluminum. To ensure we continue to have adequate capacity to meet demand, we currently intend to invest $95 million in capital expenditures in fiscal 2017, with a significant part of that investment expected to be utilized for plant expansions," said Colleen Zuhl, Thor Senior Vice President and CFO. "Our priorities for the use of future cash generated from operations include continuing to support and grow our core businesses, both organically and through acquisition; maintaining or growing our regular dividends; reducing our indebtedness; and considering strategic share repurchases or special dividends."

Full-Year Highlights:

  Sales for fiscal 2016 were a record $4.58 billion, up 14.4% from $4.01 billion last year.
  Gross profit margins increased to 15.9% in fiscal 2016 from 13.9% in fiscal 2015, due primarily to improved volumes, favorable changes in product mix and improvements in material costs compared to the prior year.
  Net income from continuing operations for fiscal 2016 was a record $258.0 million, up 27.7% from $202.0 million in fiscal 2015.
  Diluted earnings per share (EPS) from continuing operations for fiscal 2016 was a record $4.91, up 29.6% from $3.79 last year.
  Consolidated RV backlog on July 31, 2016 was $1.20 billion, up 108.5% from $574.0 million on July 31, 2015.
  Total dealer inventory increased 39.6% to approximately 94,500 units on July 31, 2016 from approximately 67,700 units on July 31, 2015.  The inclusion of Jayco accounted for nearly all of the dealer inventory increase (approximately 25,300 of the 26,800 unit increase came from Jayco).
  Thor's total cash balances as of July 31, 2016 were $209.9 million while the outstanding balance on the revolving credit line stood at $360.0 million.

Acquisition Impact:

  For the fourth quarter and full year, Jayco contributed approximately $76.9 million in sales of towable RVs and $27.6 million in sales of motorized RVs for the one month of results included in the quarter and fiscal year.
  Interest expense and amortization of debt issuance costs for the quarter and year was approximately $0.9 million.
  Results for the quarter and year were also affected by the amortization of intangibles related to backlog, which is amortized over three months.  This impact amounted to one-third of the $12.4 million value of the asset in the fourth quarter, with the remainder to be amortized in the first quarter of fiscal 2017.
  The future impact of purchase accounting, including the amortization of intangibles for backlogs, dealer network and trademarks related to the Jayco acquisition, will have a more significant effect on future consolidated financial results as compared to the fourth quarter of fiscal 2016.

Outlook:

  Continued strength in the RV market and an ongoing shift toward more moderately priced towable and motorized products, as well as a full year of revenues from Jayco, is expected to result in double-digit revenue growth in fiscal 2017.
  The inclusion of lower gross-margin product sales from Jayco is expected to result in a dilution of gross margins in the coming year, though Jayco should contribute meaningful accretion to earnings per share for the full year.

"This has been an outstanding year for Thor, as we celebrated a number of monumental achievements, including completing the acquisition of Jayco, the successful integrations of Jayco, Cruiser/DRV and Postle Aluminum, and posting record sales and earnings for the quarter and year," said Peter B. Orthwein, Thor Executive Chairman. "With the strength of our retail customers, our dealer base, our product development teams, our employees and operating management team, along with favorable trends within the economy and the industry, we see ample reasons for optimism in the year ahead. With strong fundamentals in our industry, we will continue to invest in our organic growth while assessing additional acquisition opportunities to ensure the long-term success of Thor."

Investor Questions and Answers:

Thor announced that it has provided a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2016 and 2015
($000's except share and per share data)

	3 MONTHS ENDED JULY 31, (unaudited)				12 MONTHS ENDED JULY 31,
	2016	% Net Sales (1)	2015	% Net Sales (1)	2016	% Net Sales (1)	2015	% Net Sales (1)

Net sales	$1,292,636		$1,058,156		$4,582,112		$4,006,819

Gross profit	$ 223,350	17.3%	$ 171,279	16.2%	$ 726,325	15.9%	$ 557,545	13.9%

Selling, general and administrative expenses	89,616	6.9%	69,660	6.6%	306,269	6.7%	250,891	6.3%

Amortization of intangible assets	10,300	0.8%	4,409	0.4%	27,962	0.6%	16,015	0.4%

Impairment charges	-	0.0%	-	0.0%	9,113	0.2%	-	0.0%

Interest income (expense), net	(814)	(0.1%)	119	0.0%	(849)	(0.0%)	1,112	0.0%

Other income (expense), net	831	0.1%	162	0.0%	1,181	0.0%	1,144	0.0%

Income from continuing operations before income taxes	123,451	9.6%	97,491	9.2%	383,313	8.4%	292,895	7.3%

Income taxes	40,605	3.1%	28,502	2.7%	125,291	2.7%	90,886	2.3%

Net income from continuing operations	82,846	6.4%	68,989	6.5%	258,022	5.6%	202,009	5.0%

Loss from discontinued operations, net of income taxes	(74)	(0.0%)	(22)	(0.0%)	(1,503)	(0.0%)	(2,624)	(0.1%)

Net income	$ 82,772	6.4%	$ 68,967	6.5%	$ 256,519	5.6%	$ 199,385	5.0%

Earnings per common share from continuing operations
Basic	$ 1.58		$ 1.31		$ 4.92		$ 3.80
Diluted	$ 1.57		$ 1.31		$ 4.91		$ 3.79

Earnings per common share
Basic	$ 1.58		$ 1.31		$ 4.89		$ 3.75
Diluted	$ 1.57		$ 1.31		$ 4.88		$ 3.74

Weighted avg. common shares outstanding-basic	52,475,958		52,579,651		52,458,789		53,166,206
Weighted avg. common shares outstanding-diluted	52,654,058		52,724,070		52,590,516		53,275,510

	SUMMARY BALANCE SHEETS - JULY 31, ($000)

	2016	2015			2016	2015
Cash and equivalents	$ 209,902	$ 183,478	Current liabilities		$ 651,652	$ 378,335
Accounts receivable, trade and other	392,539	269,694	Long-term debt		360,000	-
Inventories	403,869	246,115	Other long-term liabilities		48,590	59,726
Deferred income taxes and other, net	10,548	76,554	Stockholders' equity		1,265,222	1,065,187
Total current assets	1,016,858	775,841
Property, plant & equipment, net	344,267	234,045
Goodwill	377,693	312,622
Amortizable intangible assets, net	507,391	169,018
Deferred income taxes and other, net	79,255	11,722
Total	$2,325,464	$1,503,248			$2,325,464	$1,503,248

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com